Exhibit 10.2

SETTLEMENT AGREEMENT AND GENERAL RELEASE

This Settlement Agreement and General Release (the “Agreement”) is made and entered into between Keryx Biopharmaceuticals, Inc. (hereinafter “Keryx”) on the one hand and Alfa Wassermann S.p.A. (hereinafter “Alfa”) on the other hand (Keryx and Alfa are collectively referred to as the “Parties”).

WHEREAS, Keryx and Alfa entered into a License Agreement on November 12, 1998 (the “License Agreement”), which has been terminated;

WHEREAS, the parties are engaged in a dispute over issues arising from the License Agreement; and

WHEREAS, Alfa and Keryx now desire to compromise and settle any and all remaining claims that were raised or could have been raised by the Parties with regard to the License Agreement; and otherwise

NOW THEREFORE, for and in consideration of the mutual promises and covenants set forth below, the receipt and sufficiency of which is hereby acknowledged, the undersigned Parties agree as follows:

Any capitalized terms herein that are not otherwise defined shall have the meaning ascribed to them in the License Agreement.

1.           Payment.  Alfa will pay, or cause to be paid, to Keryx, the total sum of Three Million Five Hundred Thousand United States Dollars (US$3,500,000.00) (the “Settlement Sum”), with Two Million Seven Hundred and Fifty Thousand United States Dollars (US$2,750,000.00) of the Settlement Sum to be paid by wire transfer within five business days of the date hereof (the “First Payment”), and the remaining Seven Hundred and Fifty Thousand United States Dollars (US$750,000.00) to be paid on or before the first anniversary of this Agreement.  Alfa will wire, or caused to be wired, the payments comprising the Settlement Sum to TD Bank, N.A., using the wire instructions attached hereto as Exhibit A.

2.           Release by Keryx.  The Keryx Released Parties (as defined in Section 4, below) hereby knowingly, voluntarily and irrevocably release and discharge Alfa, as well as all related companies and entities, including but not limited to parent companies, subsidiaries and affiliates, together with their respective officers, directors, managers, shareholders, members, employees, agents, successors, assigns and attorneys (all of the foregoing being collectively referred to as the “Alfa Released Parties”) from any and all claims, actions, causes of action, sums of money due, attorney's fees, suits, debts, covenants, contracts, agreements, torts, promises, demands or liabilities whatsoever, in law or in equity, whether known or unknown,  direct or indirect and fixed or contingent which Keryx ever had, now has, or might in the future have against any of the Alfa Released Parties which now exist or which may arise in the future, including, but not limited to, any and all claims arising out of or related to the License Agreement or the termination thereof. The claims released by the Keryx Released Parties pursuant to this Agreement include, but are not limited to, any and all contractual claims, all common law claims, all claims arising under statute, rule or regulation, all claims for breach of an implied covenant of good faith and fair dealing, and all claims for the violation of any public policy. Keryx on behalf of the Keryx Released Parties, covenants and agrees not to file a lawsuit, initiate any action or assert any such claims against any Alfa Released Parties.

3.           Transfer and Assignment by Keryx.  Keryx hereby contributes, transfers, conveys, assigns and delivers to Alfa and its successors, assigns, designees and legal representatives, all right, title and interest of Keryx in and to all data, clinical trial results and other Intellectual Property Rights relating to the compound known as Sulodexide (or Sulonex) and the Patent Rights and Know-how licensed to Keryx under the License Agreement, (the “Assigned Intellectual Property”), the same to be used and enjoyed by Alfa and for the use and enjoyment of its successors, assigns, designees and other legal representatives, as fully and entirely as the same would have been held and enjoyed by Keryx if the License Agreement had not been terminated.

Keryx will cause its agents, representatives and designees to transfer to Alfa copies, whether paper or electronic, of all documents containing the Assigned Intellectual Property, including, without limitation, all data and results generated in clinical trials conducted by or for Keryx with respect to Sulodexide, and a current copy of  the Investigational New Drug Application filed by Keryx with the United States Food and Drug Administration with respect to Sulodexide (the “IND”) no later than 45 days following receipt of the First Payment to the following location: Alfa Wassermann S.p.A., Viale Sarca, 223, 20126 Milano, Italy, Attn: Massimo Grilli.  Keryx shall have the right to retain copies of all documents transferred to Alfa pursuant to this Agreement, however, such possession shall in no way diminish the rights granted to Alfa by Keryx hereunder. For the purpose of clarification, the right, title and interest in and to the IND shall remain with Keryx, but Alfa shall be permitted to use and reference the IND for any purpose.

Keryx will cause its agents, representatives and designees to, from time to time, without additional compensation, execute and deliver to Alfa such additional instruments, documents, conveyances or assurances and take such other action as shall be necessary, or otherwise reasonably requested by Alfa, to confirm and assure the transfer to Alfa of the rights and obligations provided for in this Section 3 with respect to the Assigned Intellectual Property, including without limitation, the assignment of all patents and patent applications included in the Assigned Intellectual Property.  Notwithstanding the foregoing, Alfa shall have no direct access to any employees of Keryx pursuant to the terms of this Agreement.  Keryx shall also use its best efforts to cooperate with Alfa, at Alfa’s request, to encourage the principal investigators that conducted Keryx’s clinical trials on Sulodexide to make themselves available for discussion with Alfa, however, Alfa acknowledges that such investigators are not employees of Keryx and their cooperation cannot be guaranteed by Keryx.

Keryx does not warrant that it is the owner of the Assigned Intellectual Property.  Further, Keryx expressly disclaims any warranties, whether express or implied, oral or written, as to the merchantability or fitness of the Assigned Intellectual Property for any particular purpose.

Keryx represents and warrants that it has not assigned, transferred or encumbered, or purported to assign, transfer or encumber, voluntarily or involuntarily, to any person or entity which is not a Party to this Agreement, all or any portion of the Assigned Intellectual Property, and to the best of Keryx’s knowledge, no individual or entity has assigned, transferred or encumbered, or purported to assign, transfer or encumber, all or any portion of the Assigned Intellectual Property.

For purposes of this Agreement, “Intellectual Property Rights” shall mean any and all of the following in any jurisdiction throughout the world: (a) patents, patent applications, and patent disclosures, and any and all continuations, continuations-in-part, requests for continued examinations, continued prosecution applications, divisionals, reissues, reexaminations, substitutions, extensions, renewals and foreign counterpart patents and patent applications of any of the foregoing, and any other patent or patent application claiming priority to any of the foregoing and all inventions, whether or not patentable and whether or not reduced to practice; (b) works of authorship, copyright rights related thereto, industrial designs and industrial models, and all applications, registrations, and renewals in connection therewith;  (c) trade secrets, know-how and confidential information (including, without limitation, ideas, research and development, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans, proposals, and methods); and (d) all rights pertaining to any of the foregoing.

Keryx shall treat any and all information that remains in its possession or control regarding the Assignment Intellectual Property as strictly confidential and proprietary to Alfa, and may not use such information for any purpose or disclose it to any third party; provided, however, that the foregoing restrictions on disclosure of information shall not apply to information that (i) was in the public domain as of the date of this Settlement Agreement, (ii) comes into the public domain subsequent to the date of this Settlement Agreement though no fault of Keryx or (iii) Keryx is legally required to disclose, provided that (A) prior to making such disclosure Keryx shall give Alfa written notice that it is subject to such legally compelled disclosure at least 20 days in advance of making the disclosure (to the extent it is legally permissible to do so), (B) Keryx shall limit the information it discloses to the minimum information that Keryx’s legal counsel determines must be provided in order for Keryx to fulfill its legal obligations and (C) Keryx will, if so requested by Alfa, cooperate with Alfa’s efforts to obtain a protective order or similar confidential treatment for the information in issue, at Alfa’s expense.

4.           Release by Alfa.  The Alfa Released Parties hereby release and discharge Keryx, as well as all related companies and entities, including but not limited to parent companies, subsidiaries and affiliates, together with their respective officers, directors, shareholders, employees, agents, successors, assigns and attorneys (all of the foregoing being collectively referred to as the “Keryx Released Parties”) from any and all claims, actions, causes of action, sums of money due, attorney's fees, suits, debts, covenants, contracts, agreements, torts, promises, demands or liabilities whatsoever, in law or in equity, whether known or unknown, direct or indirect and fixed or contingent which Alfa ever had, now has, or might in the future have against any Keryx Released Party which now exist or which may arise in the future, including, but not limited to, claims arising out of or related to the License Agreement or the termination thereof. The claims released by  the Alfa Released Parties pursuant to this Agreement include, but are not limited to, any and all contractual claims, all common law claims, all claims arising under statute, rule or regulation, all claims for breach of an implied covenant of good faith and fair dealing, and all claims for the violation of any public policy. Alfa, on behalf of the Alfa Released Parties, covenants and agrees not to file a lawsuit, initiate any action or assert any such claims against any Keryx Released Parties.

5.           No Admission of Liability.  The Parties each understand and agree that the execution and performance of this Agreement is not an admission of any liability on the part of Alfa or Keryx and that each Party denies liability to the other.  This Agreement is for the purposes of the settlement and compromise of disputed claims.

6.           Entire Agreement.  Except with regard to matters set forth in that certain Deed of Settlement relating to a Damages Claim in Case No. WIPO A221106, dated November 3, 2008, this Agreement supersedes any and all prior negotiations or agreements between the Parties relating to a compromise regarding  their dispute with respect to the License Agreement and otherwise represents the entire agreement between the Parties with respect to the compromise of the dispute regarding the License Agreement and otherwise.  The Parties hereby acknowledge and agree that there have been no promises, offers, agreements, understandings or inducements which have led to the execution of this Agreement other than as stated herein.

7.           No Assignment.  Each Party represents and warrants that such party is the sole and lawful owner of all right, title and interest in and to every claim or other matter which each such party purports to release herein, and that such party has full power to enter into this Agreement and has not assigned, transferred or encumbered, or purported to assign, transfer or encumber, voluntarily or involuntarily, to any person or entity which is not a party to this Agreement, all or any portion of the claims, obligations or rights covered by this Agreement.

8.           No Presumption Against Drafter.  This Agreement has been drafted through a cooperative effort of both Parties, and neither Party shall be considered the drafter of this Agreement so as to give rise to any presumption or convention regarding construction of this document.

9.           Successors and Assigns.  The Parties' respective rights under this Agreement shall inure to the benefit of their successors, assigns, heirs and transferees.

10.           Titles.  The Parties acknowledge and agree that the titles contained in this Agreement are for informational purposes only and are not to be considered in interpreting or applying the terms of this Agreement.

11.           Severability.  If any provision hereof is unenforceable or is held to be unenforceable, such provision shall be fully severable, and this Agreement and its terms shall be construed and enforced as if such unenforceable provision had never comprised a part hereof.  Under such circumstances, the remaining provisions hereof shall remain in full force and effect, and the court construing the unenforceable provision shall add to this Agreement and make a part hereof, in lieu of the unenforceable provision, a provision as similar in terms and effect to such unenforceable provision as may be enforceable.

12.           All Necessary Steps.  The Parties acknowledge and agree to take all necessary steps, including the execution of documents, to carry through and complete the exchange of consideration described in this Agreement.

13.           Execution.  This Agreement may be executed in counterparts, including by signature transmitted by facsimile, pdf, or email.  Each counterpart when so executed shall be deemed to be an original, and all such counterparts together shall constitute the same instrument.

14.           Choice of Law.  This Agreement shall be interpreted and enforced in accordance with the laws of the State of New York without giving effect to the principles of conflicts of law.

15.           Amendments. No amendment or supplement to this Agreement shall be effective unless in a written instrument executed by an authorized officer of each party.

16.           Waivers.  No waiver by either party of any of their rights under this Agreement shall be effective unless in a written instrument executed by an authorized officer of such party.

17.           Press Release. Alfa understands that Keryx will be required to issue a press release regarding this Agreement. Prior to issuing such press release, Keryx shall provide a draft to Alfa and will make such modifications thereto as Alfa may reasonably request.

18.           Expenses. Each party shall bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement.

[Signatures on following page]

KERYX BIOPHARMACEUTICALS, INC.		ALFA WASSERMANN S.p.A.
/s/ Ron Bentsur		/s/ Andrea Golinelli
Ron Bentsur		Andrea Golinelli
Chief Executive Officer		Chief Operating Officer, International Operations

Date:	July 29, 2009	Date:	July 30, 2009